Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Amendment #2 to Offering Statement on Form 1-A of our audit report dated March 29, 2023, with respect to the balance sheet of USA Opportunity Income One, Inc. as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the year ended December 31, 2022

Our report relating to those financial statements includes and emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Spokane, Washington
March 29, 2023